Exhibit 99.2

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-07-12/11:00 a.m. ET
Confirmation # 78865636

MET-PRO CORPORATION

Moderator:   Kevin Bittle
June 7, 2012
11:00 a.m. ET

Operator:	Good morning. My name is (Lashonda), and I will be your conference operator today. At this time, I would like to welcome everyone to the Met-Pro first quarter results conference call.

All lines have been placed on mute to prevent any background noise.  After the speakers' remarks, there will be a question-and-answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

Manager of Creative Services, Mr. Kevin Bittle, you may begin your conference.

Kevin Bittle:
Good morning and welcome to Met-Pro Corporation's earnings conference call for the first quarter of fiscal 2013 ended April 30, 2012.  My name is Kevin Bittle, and I'm with the Company's Creative Services Department.  With me on our call this morning are Ray De Hont, our Chairman, Chief Executive Officer and President; and Neal Murphy, our Vice President of Finance and Chief Financial Officer.

Before we begin, I'd like to remind you that any statements made today with regards to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-07-12/11:00 a.m. ET
Confirmation # 78865636

Please refer to our Annual Report for the fiscal year ended January 31, 2012 that was filed with the SEC for important factors that among others could cause our actual results to differ from any results that might be projected, forecasted or estimated in any of our forward-looking statements.

With that, I will now turn the call over to Ray. Ray?

Ray De Hont:
Thank you, Kevin.  Good morning everyone and welcome, again, from Harleysville, Pennsylvania.  Earlier this morning, we released our financial results for the first quarter ended April 30, 2012.  I hope all of you have had the opportunity to review them.

In a moment, our Chief Financial Officer, Neal Murphy, will provide more specific comments on the quarter's financial results, but first I'd like to offer my perspective on our performance.

Revenues in the first quarter were the highest for any first quarter in the Company's history, rising nearly 8 percent over last year to $25.2 million.  Top line growth was led by a 26 percent increase in Product Recovery/Pollution Control revenues, which has been the primary beneficiary of the ongoing success of our engineered solutions new business marketing and development strategy.

We also generated solid new business performance, with bookings for the fourth quarter up about 6 percent from a year ago.  As a result, we ended the quarter with over $30 million of backlog compared with approximately $20 million last year. In addition to the large international contract landed in our Fluid Handling Technologies segment, year-over-year growth in new bookings and backlog were driven by success in our Product Recovery/Pollution Control Technologies segment.

New quotation activity remains steady, while broadly across our portfolio of businesses we are maintaining our pricing discipline and improving operating efficiencies. Our gross margin improved, coming in

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-07-12/11:00 a.m. ET
Confirmation # 78865636

at 35.5 percent in the quarter, up on both a year-over-year and sequential basis from 34.4 percent and 34.6 percent in the first and fourth quarters of last year, respectively. Our Fluid Handling margins remain robust, and this quarter we also achieved an improvement in Product Recovery/Pollution Control margins.

Net income and earnings for the first quarter were down from the year-ago quarter, but a majority of the decrease is directly attributable to approximately $700,000 of cost associated with our Chief Financial Officer transition.

Before turning the call over to Neal, I am pleased to announce that on April 2nd, our Board of Directors declared a $0.071 per share dividend payable on June 15, 2012 to shareholders of record at the close of business on June 1, 2012.  This is the 21st consecutive year Met-Pro has paid a cash dividend.

I would now like to ask Neal Murphy to review our recent financial performance in more detail, after which I will provide some concluding remarks before we take your questions. Neal?

Neal Murphy:
Thank you, Ray, and good morning, everyone.

Met-Pro reported fiscal-year 2013 first quarter net sales of $25.2 million, up nearly 8 percent from last year's first quarter on the strength of $10.5 million of revenues in our Product Recovery and Pollution Control Technologies reporting segment, which is up 26 percent from the first quarter a year ago.  This increase was due to growth both in our Met-Pro Environmental Air Solutions and Strobic Air businesses.

Fluid Handling Technologies reported revenues of $9.4 million in the first quarter.  This is basically flat with the first quarter a year ago, when our revenues benefited from shipments on some large projects.  Operating income and operating margins increased to a particularly strong 25.4 percent of revenue compared with 23 percent for the first quarter of last year for this segment.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-07-12/11:00 a.m. ET
Confirmation # 78865636

Revenues in our Mefiag Filtration Technologies reporting segment were down 9 percent in the first quarter from a year ago, however, with strong orders in May, we believe revenues of Mefiag will rebound.

Filtration and Purification Technologies segment revenues in the quarter were up 2 percent from a year ago, to $2.5 million.  Results continue to reflect good demand trends at Keystone Filter, offset by weakness in the municipal markets weighing on performance at Pristine Water Solutions.

For the first quarter, we reported a 35.5 percent gross margin, up from 34.4 percent in the first quarter of last year, and also up on a sequential basis from 34.6 percent last quarter.  Margins continue to reflect our efficiency initiatives, as well as better leverage of fixed overhead through revenue growth.  For the quarter, consolidated gross margins were led by strong performance in our Fluid Handling Technologies segment, complemented by an improvement in our Product Recovery/Pollution Control Technologies segment.

As Ray previously mentioned, we had some unusual items that led to an increase in our selling, general and administrative expenses this quarter.  The bulk of the increase, about $700,000, is cost associated with the Chief Financial Officer transition.  These increases were tempered by a more modest increase in selling expenses, which were held to a 5 percent increase while revenues were growing nearly 8 percent.

For the quarter, we reported net income of $1.3 million, or $0.09 per share, down from $1.4 million or $0.10 per share a year ago.  CFO transition expenses equated to a little over $0.02 per share for the quarter.

Our tax rate in the current quarter of 28.1 percent was below our typical 34 percent to 35 percent rate due to tax benefits which we received from the conversion of incentive stock options to non-qualified stock options.  This was related to rewards to our previous Chief Financial Officer.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-07-12/11:00 a.m. ET
Confirmation # 78865636

Cash flow from operating activities was $1 million in the quarter, a significant improvement from $2.1 million use of cash in operating activities a year ago.

Our financial position remains strong with cash and short-term investments of $34.7 million and total debt of $2.9 million. In summary, despite bottom line results for the quarter that were negatively impacted by some one-time costs, we are encouraged by strong sales for the quarter, the growth of our backlog, and steady quotation activities.  We're well positioned for earnings improvement over the rest of the year.

Thank you. And I'd like to now turn the call back to Ray.

Ray De Hont:
Thank you, Neal.

Just a few concluding thoughts before we open the call to your questions.

Our performance in the first quarter is a continuation of the solid growth we have achieved since we began our recovery from the depths of the global recession.  Revenues, bookings and backlog are all up from a year ago, while quoting activity remains solid.  These are all signs that the demand is on the rise for our unique portfolio of engineered solutions in the air, water, specialty liquids and alternative energy markets. We've sustained attractive gross margins, even as the mix of products and the impact of volatile commodity costs has shifted from quarter-to-quarter.  All the while, we have generated strong cash flow, and built a solid balance sheet.

As we move forward, we remain committed to focusing on our discretionary and controllable overhead to maximize the leverage in our business.

Consequently, we remain cautiously optimistic about our future prospects, and our ability to grow and create sustainable value for our shareholders.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-07-12/11:00 a.m. ET
Confirmation # 78865636

I'd like to thank the many loyal, dedicated and talented employees who have contributed to our success, as well as thank our shareholders for their continued support.  I'd also like to thank all of you for your participation in today's call.

I'll now turn the call back to Kevin Bittle.  Kevin?

Kevin Bittle:	Thank you, Ray. At this time, we would welcome any questions you may have. I'd like to ask our operatior, Lashonda, to provide instructions for this portion of the call.

Operator:	At this time, if you would like to ask a question, please press star one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of William Bremer.

William Bremer:	From the Maxim Group. Good morning, Ray, and welcome, Neal.

Ray De Hont:	Good morning, Bill.

William Bremer:	OK, my first question, let's go right to the pricing of the bookings. What can you tell us about the current environment for pricing?

Ray De Hont:
Overall, the environment is pretty good.  There is some pricing pressure on the air side that we're seeing, but we're addressing that, and I think that the move to the engineered solutions strategy is helping us in that area, but there is some pressure there.  In the Fluid Handling group, pricing remains, I'd say solid.  We've increased some prices along the line strategically and selectively, so there's not a lot of pricing pressure downward but there is some.

William Bremer:
OK, you mentioned the pricing pressure on the air side.  You had very strong numbers in that segment, $10.5 million, but yet we had a loss of about 4.2 percent there.  What can you tell me?  Was it just lower priced orders or more competitive, or what impacted this quarter and do you see that continuing throughout '13?

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-07-12/11:00 a.m. ET
Confirmation # 78865636

Ray De Hont:	Well, when you look at it, as far as there's some cyclicality as the first quarter is historically our weakest quarter, but also the allocation of the one-time cost of the businesses had a negative impact there.

William Bremer:	OK, so if we take out that one-time hit what would the margins have been in that segment?

Ray De Hont:	Well, we don't break it out by segment as far as the gross margins, Bill.

William Bremer:
All right.  Then during the quarter you achieved a very material order, $6 million worth of the Fybroc pumps.  That should be realized the second and third quarter.  Can you give us a little color on the percentage of realization for those next two quarters?

Ray De Hont:	As far as the breakdown of each quarter?

William Bremer:	Approximately.

Ray De Hont:	In shipments, we, again, we don't do that, but you're correct in saying that the shipment will be broken down in the second and third quarter, that the whole project will ship in those two quarters.

William Bremer:	Can you give us a little color on the – should we assume historical margins on that order?

Ray De Hont:
Well, an order of that size, you won't see the typical high margins that you would see, the real high margins that you see in the Fluid Handling.  You will see slightly lower margins.  The other thing that you will see – and that's gross margins – but what you will see also is some absorption in some efficiencies because of the number of pumps that we would be building.

William Bremer:	OK, all right, I'll get back in queue. Thanks, Ray.

Ray De Hont:	OK, you're welcome.

Operator:	Your next question comes from the line of Jerry Sweeney.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-07-12/11:00 a.m. ET
Confirmation # 78865636

Jerry Sweeney:	Good morning, guys

Ray De Hont:	Good morning, Jerry.

Jerry Sweeney:	To follow on that PR/PC question, you said there was some one-time allocation of – or not one-time, but one-time annual allocation of cost. Could you explain that a little bit?

Ray De Hont:	Well, what we're talking about is the one-time cost from the $700,000 that resulted from the CFO transition.

Jerry Sweeney:	OK, got it.

Neal Murphy:	Our corporate costs, Jerry, pushed back down to each of the segments.

Jerry Sweeney:	OK, got it, all right. I understand now. Could you give any indication as, is it split up by revenue or how is that process allocated or is that a little too in depth?

Neal Murphy:	For the most part it's a revenue-based allocation.

Jerry Sweeney:
OK, got it, so that can give us an idea, perfect.  And I'm assuming next quarter that $700,000 just gets removed out of the G&A side going forward, or is there any other type of carry over going forward or any other numbers?

Neal Murphy:	No, it's really been taken care of as of the end of the first quarter.

Jerry Sweeney:
OK, and let me see if – I think that's it.  Oh, just one other question, on the cash flow.  The upticks in the negative to the positive this year, is that just from a little bit better accounts receivable activity?

Neal Murphy:
I think that's the primary driver of that, Jerry, is that we had some fairly large pension contributions in the first quarter of last year, so that's the main driver.  We had some favorable accounts receivable cash flows, but we're building some inventory that mitigates that a bit.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-07-12/11:00 a.m. ET
Confirmation # 78865636

Jerry Sweeney:	OK, got it. Appreciate it.

Ray De Hont:	You're welcome.

Operator:	As a reminder, to ask a question, please press star one on your telephone keypad.

And your next question comes from the line of Mitch Almy.

Mitch Almy:	Good morning, Ray.

Ray De Hont:	Good morning, Mitch, how are you doing?

Mitch Almy:	Very good, yourself?

Ray De Hont:	Good

Mitch Almy:
A couple questions.  The first off, and this is just for my own interest, can you break down at all how that $700,000 for the transition of an employee happens?  It just seems to be kind of an outlier there.  I haven't seen anything like that before.  Can you give me any details?

Neal Murphy:	This is Neal Murphy, Mitch.

Mitch Almy:	Hi, Neal.

Neal Murphy:	In general terms, it's a combination of separation costs. There's some stock options that vest and there's recruiting expenses, out placement costs, so it's a combination of several different pieces.

Mitch Almy:
OK.  Second, and I know this has come up in the past, you're building a very decent chunk of cash there, and while your backlog continues to grow and your ability to get orders and orders of size continues to grow, a lot of the news regarding the economy is bad.  I'm just wondering if you can give us any updates on whether you're seeing anything out there that might be a good place to grow your business via acquisition, or if you had other plans for the cash that maybe are taking shape?

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-07-12/11:00 a.m. ET
Confirmation # 78865636

Ray De Hont:
Well, we're constantly looking at acquisitions.  It's part of our long-term strategy to acquire some businesses, and I don't have anything to tell you at this point, but it is one of the things that – to supplement our internal growth.  When you look at the marketplace, as far as our quotation activity, Mitch, remains steady and the bookings are up in the first quarter, and from what we see at this point in the second quarter, the activity remains pretty good and the bookings remain solid.

So, yes, you have to look and keep your eyes open as far as, not just domestically but internationally.  There's a lot going on out there, a lot of chatter, and with Europe and China going from 8.5 percent to 9 percent down to like 7 percent range you start to look at those things.  We would love to have 7 percent here in the United States, but the bottom line is you've got to keep an eye on it and we are.

Mitch Almy:	Thank you very much.

Ray De Hont:	You're welcome.

Neal Murphy:	Thank you.

Operator:	And your next question comes from the line of Steve Shaw.

Steve Shaw:	Hi, guys, how are you? Wondering if you could give a little more color on the gross margin, sort of breaking out what's driving that between mix, price, and sales growth?

Ray De Hont:
I think it's a combination of things.  You've got the sales growth, but also some improvements in some areas such as the Strobic Air business improved over last year.  We've seen some good things happen in other parts of our business, but it's really keeping a handle on the material costs, getting some leverage across our fixed costs as far as the gross margin area.  So it's not one thing in particular and there's some good projects that have shipped.

Steve Shaw:	All right, thanks, Ray.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-07-12/11:00 a.m. ET
Confirmation # 78865636

Operator:	And you have a follow-up question from the line of William Bremer.

William Bremer:	Just a couple follow-ups here. First and foremost, can you break down how much of international business this quarter occurred?

Ray De Hont:	Yes, it was around 28 percent, again, Bill, which is pretty much where we were at at the end of last year. That side of the business is, the international side is still looking good.

William Bremer:	OK. Can you further break it down on where you sold into?

Ray De Hont:
Well, we sold into China.  We sold into Russia, South America, in the various continents, and when we've talked in the past and one of our strategic goals is to look at Asia and South America so there's been some activity there.  And, again, as I mentioned, Russia, we've had activity during the last year.  (Inaudible).

William Bremer:
OK, and then a couple housekeeping questions here.  Even if I back out the $700,000 from G&A, as a percent of sales, it nudged up to about 13.7 percent.  Is that sort of the run rate going forward or is there still some adjustments in G&A to bring it down to the more historical low 13 percent's?

Ray De Hont:
I think when you look at it over the longer term we see SG&A trending towards 20 percent.  That's the longer term.  We're in an investment mode at this time, and that investment mode seems to be paying off in the higher sales.  We do see SG&A as a percentage of sales coming down considerably from the 28.5 percent in the first quarter due to the one-time expenses, and we expect it to be more at the recent levels of about 23 percent to 24 percent over the remainder of this year.

William Bremer:	OK, that's helpful, thank you. And then the tax rate going forward? Since we had – it was historically quite low…

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-07-12/11:00 a.m. ET
Confirmation # 78865636

Neal Murphy:	Yes.

William Bremer:	And that's the mix, but what should we be using going forward for this year?

Neal Murphy:
Yes, I think for the rest of the year it would be in that 34 percent to 35 percent range.  One of the open items there relates to the extension of some of the Bush tax provisions around R&D, but I think you can model it at that 34 percent to 35 percent level.

William Bremer:	OK, gentlemen.

Neal Murphy:	For the remainder of the year, it will come down on a weighted basis given the first quarter one-time events.

William Bremer:	OK.

Operator:	There are no further questions at this time. I would like to turn the call back over to Mr. De Hont.

Ray De Hont:
Thank you, (Lashonda).  Once again, thank you for joining us this morning.  We hope we've been able to provide you with a useful update on Met-Pro's progress and performance.  But if you should have any further questions please feel free to contact either me or Neal.  Have a great day, everyone.  Thank you.

Operator:	This concludes today's conference call. You may now disconnect.

  END